EXHIBIT 99.1

Ceragenix and MAST BioSurgery Enter into Joint Development Agreement for New Antimicrobial Surgical Products.

Denver, CO —  April 29, 2009 — Ceragenix Pharmaceuticals, Inc.(“Ceragenix”) (OTCBB:CGXP), a medical device company focused on infectious disease and dermatology, today announced that it has entered into a Joint Development Agreement (“JDA”) with MAST BioSurgery Inc. (“MAST”) for the development of one or more new surgical products incorporating Ceragenix’s CeraShield™ antimicrobial technology.  Under the terms of the JDA, MAST will have exclusive rights to develop specified products and negotiate commercialization terms for such products for a period of six months.    This is the first joint development and exclusive option to license entered into by Ceragenix for a medical device application of its CeraShield™ antimicrobial technology.

Mr. Steven Porter, Chairman and CEO of Ceragenix said: “We’re very pleased to announce our first joint development agreement involving our CeraShield™ antimicrobial coating related technologies for long term protection of in-dwelling medical devices with an innovative surgical medical device firm like MAST BioSurgery.  It is our expectation that we will enter into several other similar agreements for different devices during the remainder of 2009.”

Count Lukas Bluecher, Co-Founder of MAST AG, Switzerland, and CEO of MAST Inc USA, said: “We are thrilled about the opportunity to combine our product line with the highly innovative CeraShield™ antimicrobial agent and are greatly looking forward to our joint efforts and further cooperation.”

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a medical device company focused on infectious disease and dermatology. The Company has two base technology platforms; Ceragenins™ for treatment of infectious disease and Barrier Repair for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenin compounds are active against a broad range of gram positive and negative bacteria. We have used our Ceragenin technology to formulate Cerashield™ antimicrobial coatings for medical devices. All Ceragenin and Cerashield™ products are currently in the developmental stage. Ceragenix’s patented Barrier Repair technology, invented by Dr. Peter Elias, is the platform for the development of EpiCeram® which is currently being marketed by Promius Pharmaceuticals (a wholly owned subsidiary of Dr. Reddy’s Laboratories) in the United States under an exclusive supply and distribution agreement. For additional information on Ceragenix, please visit www.ceragenix.com.

About Mast

MAST Biosurgery, Inc. is a wholly owned subsidiary of privately held MAST Biosurgery AG. MAST Biosurgery, Inc. was founded in 2004 in San Diego, Calif., and is an industry leader in the design, development and production of bioresorbable thin film implants for use in a wide variety of surgical specialties. For more information about MAST Biosurgery, Inc., please visit www.mastbio.com.

FORWARD LOOKING STATEMENTS FOR CERAGENIX.

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of MAST to successfully develop a product using the Cerashield™ technology, the ability of MAST and the Company to successfully negotiate license terms if a product is successfully developed by MAST, the ability of the Company to raise sufficient capital to finance its operations and planned activities including completing development of its Ceragenin technology; the ability of the Company to meet its obligations under the supply and distribution agreement with Dr. Reddy’s Laboratories including having sufficient working capital to fulfill purchase orders within the timeframes required by the agreement; the ability of the Company to service its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration (the “FDA”); successful clinical trials of the Company’s planned products including the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, general economic conditions in the United States and elsewhere, and the Company’s ability to hire, manage and retain qualified personnel.   The aforementioned factors do represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular important factors that could cause actual results to differ materially from our forward-looking statements including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this press release may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to be filed in 2009. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Ceragenix Pharmaceuticals, Inc.

Steven Porter, +1-720-946-6440

Chairman and CEO

MAST Biosurgery AG

Count Lukas Bluecher, Co-Founder of MAST AG, CEO of MAST Inc. USA

Alfred Munch, Director

41-43-817-6550